UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2009

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S.Employer Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 9, 2009, The Hanover Insurance Group, Inc. (NYSE: THG) (the “Company”) announced that its board of directors has authorized a $100 million increase to the Company’s existing share repurchase program. The program initially was authorized by the board in October 2007 and increased in size in September 2009, allowing for the repurchase of up to $200 million of the Company’s outstanding common stock. This most recent increase will provide for aggregate repurchases under the program of up to $300 million of the Company’s common stock. As of December 7, 2009, the Company had utilized approximately $108 million of this authorization.

Under the stock buy back program, the Company may repurchase its common stock from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions and other considerations. The Company’s repurchases may be executed using open market purchases, privately negotiated transactions, accelerated repurchase programs or other transactions. The program does not stipulate that the Company purchase any specific number of shares or make purchases by a certain time and date. The Company also expects to establish from time to time 10b5-1 trading plans that will provide flexibility as it buys back its shares.

The Company also announced that it has used a portion of this authorization to effect the immediate repurchase of 2,418,000 shares of the Company’s common stock at a price per share of approximately $41.34, subject to adjustment, pursuant to an accelerated share repurchase agreement (the “ASR Agreement”), dated December 8, 2009, with Barclays Bank PLC acting through its agent Barclays Capital, Inc., for a total purchase price of approximately $100.6 million.

Upon completion of the ASR Agreement, which is expected to be no later than July 2, 2010, the Company will receive or be required to remit a purchase price adjustment, payable, at the Company’s option, in stock or cash, based on a volume-weighted average price for common stock during a three- to five-month period as stated in the ASR Agreement.

After the execution of the ASR Agreement, the Company has utilized a total of approximately $209 million of the $300 million authorization.

The foregoing description of the ASR agreement is a summary and is qualified in its entirety by the terms of the ASR Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

On December 9, 2009, the Company issued a press release announcing the increase to the Company’s share repurchase program and the ASR Agreement. The full text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Forward-Looking Statements

This news release contains or may include statements about the Company that are not statements of historical fact, including with respect to the purchase price of shares acquired pursuant to the ASR Agreement, the timing and the duration of prospective share purchases and the amount of capital that may be expended for such share repurchases, all of which may be subject to change in the future. Such statements are forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934.

The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by the Company with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Confirmation between The Hanover Insurance Group, Inc. and Barclays Bank PLC acting through its agent Barclays Capital, Inc., dated December 8, 2009.

Exhibit 99.1	Press Release of The Hanover Insurance Group, Inc., dated December 9, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.
(Registrant)

Date: December 9, 2009	By:	/s/ Robert P. Myron
	Name:	Robert P. Myron
	Title:	Senior Vice President, Finance and Treasurer

Exhibit Index

Exhibit 10.1	Confirmation between The Hanover Insurance Group, Inc. and Barclays Bank PLC acting through its agent Barclays Capital, Inc., dated December 8, 2009.

Exhibit 99.1	Press Release of The Hanover Insurance Group, Inc., dated December 9, 2009.